Exhibit 99.1

NEWS

Contact: Bryan Brosamle, (608) 252-7056

MGE Energy Reports First-Quarter Results

Madison, Wisconsin, April 29, 2005--MGE Energy, Inc. (Nasdaq: MGEE) today reports first-quarter net income of $8.2 million, or 40 cents per share, compared to $13.8 million, or 75 cents per share, last year. MGE Energy's operations are primarily based on its utility subsidiary, Madison Gas and Electric Company (MGE).

The difference in the earnings per share and net income between the first quarter of 2004 and the first quarter of 2005 is primarily related to a seven-week planned major outage at the Columbia plant. Because of this outage occurring during the first quarter of 2005, MGE incurred higher maintenance and replacement purchased power costs than in the first quarter of 2004. The majority of these costs are anticipated to be recovered through existing rates during the remainder of 2005.

MGE is recovering in electric rates the revenue associated with the West Campus Cogeneration plant that has been constructed on the University of Wisconsin campus. By contract, MGE Energy is not entitled to receive revenues from the plant until it has been placed in commercial operation. Thus, MGE Energy has deferred the recognition of approximately $2.5 million in revenues at March 31, 2005. This revenue will be recognized from the commercial operation date throughout the remainder of 2005.

Gas sales were down $0.3 million or 0.5% for the three months ended March 31, 2005, compared to the same period in the prior year. This change is primarily due to warmer temperatures, reflected by a 4.4% decrease in the number of heating degree days.

Depreciation expenses were up $0.6 million for the quarter due to increases in the level of electric and gas assets. Other income decreased $0.4 million in the first-quarter 2005.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 134,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.
(In thousands, except per-share amounts)
(Unaudited)

	2005	2004
Three Months Ended March 31
Operating revenue	$138,909	$135,281
Operating income	$15,062	$23,972
Net income	$8,215	$13,791
Earnings per share (basic and diluted)	$0.40	$0.75
Weighted average shares outstanding (basic and diluted)	20,421	18,426